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                                                                    Exhibit 11.1


                                RADIAN GROUP INC.
                        SCHEDULE OF NET INCOME PER SHARE


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
                                                                       QUARTER ENDED JUNE 30          SIX MONTHS ENDED JUNE 30
                                                                       ---------------------          ------------------------
                                                                          2000        1999              2000           1999
                                                                       ---------     -------          --------        --------
(In thousands, except per-share amounts and market prices)

Net income.............................................................  $61,858     $25,094          $120,458        $62,447
Preferred stock dividend adjustment....................................     (825)       (825)           (1,650)        (1,650)
                                                                         -------     -------          --------        -------
Adjusted net income....................................................  $61,033     $24,269          $118,808        $60,797

Average diluted stock options outstanding..............................  1,957.2     2,413.6           2,048.0        2,459.3
Average exercise price per share.......................................    30.50       27.94             30.23          28.01
Average market price per share - diluted basis.........................    51.77       45.52             46.12          44.07

Average common shares outstanding......................................   37,591      36,905            37,505         36,883
Increase in shares due to exercise of options -
 diluted basis.........................................................      547         986               496            924

Adjusted shares outstanding - diluted..................................   38,138      37,891            38,001         37,807

Net income per share - basic ..........................................  $  1.62     $  0.66          $   3.17        $  1.65
                                                                         =======     =======          ========        =======

Net income per share - diluted.........................................  $  1.60     $  0.64          $   3.13        $  1.61
                                                                         =======     =======          ========        =======
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